Exhibit 22.1

Obligors

From time to time, T-Mobile US, Inc., a Delaware corporation, as a guarantor, and its subsidiaries listed in the following table, may be obligors under debt securities issued by T-Mobile USA, Inc., a Delaware corporation, pursuant to the registration statement to which this list is filed as an exhibit.

Name of Subsidiary	Jurisdiction of Organization	Obligor Type
Sprint LLC	Delaware	Guarantor
Sprint Capital Corporation	Delaware	Guarantor
Sprint Communications LLC	Delaware	Guarantor
T-Mobile USA, Inc.	Delaware	Issuer